March 20, 2025

Board of Directors

Alpine 4 Holdings, Inc.

Dear Members of the Board,

I am writing to formally resign from my position as a member of the Board of Directors of Alpine 4 Holdings, Inc., effective end of business today. This resignation also extends to my position as Vice President of Investor Relations of Alpine 4.

After eleven years of commitment to Alpine 4, I have made the decision to move on from my roles in order to pursue new ventures and opportunities. It has been a privilege to serve alongside you all during both the exciting and challenging times the company has faced. I’m deeply appreciative and grateful for the professionalism, commitment and strength of character I’ve witnessed with this board.

Please know that my decision does not stem from any disagreement with management, fellow board members, or the company’s operations. I remain supportive of Alpine 4, and I am available in an advisory capacity to assist with any transitional matters, including the responsible winding down of the company.

Thank you again for the opportunity to be a part of Alpine 4’s BOD. I wish all of you the very best in your future endeavors and continued success wherever your paths may lead.

Warmest regards,

Ian Kantrowitz

Alpine 4 Holding, Inc.   4201 N 24th St, Ste. 150 Phoenix, AZ 85016